EXHIBIT 5.1

September 16, 2008

Omega Healthcare Investors, Inc.
Suite 100
9690 Deereco Road
Timonium, Maryland 21093

Re: Registration Statement on Form S-3 (File No. 333-150183)

Ladies and Gentlemen:

We have served as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of 6,000,000 shares (the “Shares”) of common stock, $.10 par value per share, of the Company pursuant to that certain Underwriting Agreement dated as of September 15, 2008, by and among the Company, UBS Securities, LLC and Stifel, Nicolaus & Company, Incorporated, as the underwriters (the “Underwriting Agreement”).  The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (File No. 333-150183), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2008, which Registration Statement became effective on April 10, 2008 (the “Registration Statement”), and (ii) a Prospectus Supplement, dated September 16, 2008 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.

In rendering this opinion, we have examined such corporate records, documents, certificates and instruments as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The Company is validly existing as a corporation under the laws of the State of Maryland.

2.
The Shares have been duly authorized for issuance and, when paid for by the underwriters and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Omega Healthcare Investors, Inc.
September 16, 2008

This opinion is limited to the Maryland General Corporation Law and the federal laws of the United States, and we do not express any opinions herein concerning any other law.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

        We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

Powell Goldstein LLP